Exhibit 4.6

IMMUNOPRECISE ANTIBODIES LTD.

Unit 3204 – 4464 Markham Street

Victoria, BC V8Z 7X8

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 20, 2020

AND

INFORMATION CIRCULAR

October 20, 2020

This document requires immediate attention. If you are in doubt as to how to deal with the documents or matters referred to in this Information Circular, you should immediately contact your advisor.

IMMUNOPRECISE ANTIBODIES LTD.

Unit 3204 – 4464 Markham Street, Victoria, BC V8Z 7X8

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General and Special Meeting (the “Meeting”) of the shareholders of ImmunoPrecise Antibodies Ltd. (the “Company”) will be held via live teleconference on Friday, November 20, 2020 at 10:00 a.m. (Vancouver, British Columbia time) for the following purposes:

1.	to set the number of directors at six (6) persons;

2.	to elect Jennifer Bath, James Kuo, Greg Smith, Robert Burke, Paul Andreola and Brian Lundstrom as directors of the Company for the ensuing year;

3.	to appoint Crowe MacKay LLP as the auditors of the Company for the ensuing year and to authorize the directors to fix the remuneration to be paid to the auditors;

4.

to consider, and if thought fit, to pass an ordinary resolution approving and ratifying the Company’s 10% rolling stock option plan as more particularly described in the accompanying Information Circular; and

5.	to transact such other business as may be properly brought before the Meeting or any adjournment or postponement thereof.

In light of ongoing concerns related to the spread of COVID-19 and in order to mitigate potential risks to the health and safety of the Company’s shareholders, employees and other stakeholders, the Company is conducting the Meeting via live teleconference. Registered shareholders and duly appointed proxyholders that have properly registered before the Meeting can participate, vote or submit questions of management at the Meeting. There will be no in-person component to the Meeting and shareholders who wish to attend the Meeting must do so in accordance with the directions set out in the Information Circular under the heading “Voting of Proxies”.

The Company’s board of directors requests that all registered shareholders who will not be attending the Meeting read, date and sign the accompanying proxy and deliver it to Computershare Investor Services Inc. (“Computershare”). If a registered shareholder does not deliver a proxy to Computershare, 8th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1, Attention: Proxy Unit, or by fax at 1-866-249-7775 (in North America) or 1-416-263-9524 (outside North America), by 10:00 a.m. (Vancouver, British Columbia time) on November 18, 2020 (or before 48 hours, excluding Saturdays, Sundays and holidays before any adjournment or postponement of the meeting at which the proxy is to be used) then the shareholder will not be entitled to vote at the Meeting by proxy. Only shareholders of record at the close of business on October 14, 2020 will be entitled to vote at the Meeting.

If you are a non-registered shareholder of the Company, please complete and return the materials in accordance with the instructions set forth in the accompanying Information Circular.

An Information Circular and a form of proxy accompany this notice.

DATED at Vancouver, British Columbia, the 20th day of October 2020.

ON BEHALF OF THE BOARD OF

IMMUNOPRECISE ANTIBODIES LTD.

“Jennifer Bath”

Jennifer Bath

Chief Executive Officer, President and Director

IMMUNOPRECISE ANTIBODIES LTD.

Unit 3204 – 4464 Markham Street,

Victoria, BC V8Z 7X8

INFORMATION CIRCULAR

October 20, 2020

INTRODUCTION

This Information Circular accompanies the Notice of Annual General Meeting (the “Notice”) and is furnished to shareholders holding common shares (the “Common Shares”) in the capital of ImmunoPrecise Antibodies Ltd. (the “Company”) in connection with the solicitation by the management of the Company of proxies to be voted at the annual general and special meeting (the “Meeting”) of the shareholders to be held via live teleconference at 10:00 a.m. (Vancouver, British Columbia time) on Friday, November 20, 2020 or at any adjournment or postponement thereof.

Date and Currency

The date of this Information Circular is October 20, 2020. Unless otherwise stated, all amounts herein are in Canadian dollars.

MANAGEMENT SOLICITATION OF PROXIES

The solicitation of proxies by management of the Company will be conducted by mail and may be supplemented by telephone or other personal contact to be made, without special compensation, by the directors, officers and employees of the Company. The Company does not reimburse shareholders, nominees or agents for costs incurred in obtaining from their principals authorization to execute forms of proxy, except that the Company has requested brokers and nominees who hold stock in their respective names to furnish this proxy material to their customers, and the Company may reimburse such brokers and nominees for their related out of pocket expenses. No solicitation will be made by specifically engaged employees or soliciting agents. The Company will bear the cost of the solicitation.

No person has been authorized to give any information or to make any representation other than as contained in this Information Circular in connection with the solicitation of proxies. If given or made, such information or representations must not be relied upon as having been authorized by the Company. The delivery of this Information Circular shall not create, under any circumstances, any implication that there has been no change in the information set forth herein since the date of this Information Circular. This Information Circular does not constitute the solicitation of a proxy by anyone in any jurisdiction in which such solicitation is not authorized, or in which the person making such solicitation is not qualified to do so, or to anyone to whom it is unlawful to make such an offer of solicitation.

APPOINTMENT AND REVOCATION OF PROXY

Appointment of Proxy

Registered shareholders are entitled to vote at the Meeting. A shareholder is entitled to one vote for each Common Share that such shareholder holds on the record date of October 14, 2020 on the resolutions to be voted upon at the Meeting, and any other matter to come before the Meeting.

The persons named as proxyholders (the “Designated Persons”) in the enclosed form of proxy are directors and/or officers of the Company.

A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON OR COMPANY (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR OR ON BEHALF OF THAT SHAREHOLDER AT THE MEETING, OTHER THAN THE DESIGNATED PERSONS NAMED IN THE ENCLOSED FORM OF PROXY.

TO EXERCISE THE RIGHT, THE SHAREHOLDER MAY DO SO BY STRIKING OUT THE PRINTED NAMES AND INSERTING THE NAME OF SUCH OTHER PERSON AND, IF DESIRED, AN ALTERNATE TO SUCH PERSON, IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY. SUCH SHAREHOLDER SHOULD NOTIFY THE NOMINEE OF THE APPOINTMENT, OBTAIN THE NOMINEE’S CONSENT TO ACT AS PROXY AND SHOULD PROVIDE INSTRUCTION TO THE NOMINEE ON HOW THE SHAREHOLDER’S SHARES SHOULD BE VOTED. THE NOMINEE SHOULD BRING PERSONAL IDENTIFICATION TO THE MEETING.

In order to be voted, the completed form of proxy must be received by the Company’s registrar and transfer agent, Computershare Investor Services Inc. (“Computershare”) at their offices located at 8th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1, Attention: Proxy Unit, or by fax at 1-866-249-7775 (in North America) or 1-416-263-9524 (outside North America), no later than forty eight (48) hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting, or adjournment or postponement thereof.

A proxy may not be valid unless it is dated and signed by the shareholder who is giving it or by that shareholder’s attorney-in-fact duly authorized by that shareholder in writing or, in the case of a corporation, dated and executed by a duly authorized officer or attorney-in-fact for the corporation. If a form of proxy is executed by an attorney-in-fact for an individual shareholder or joint shareholders, or by an officer or attorney-in-fact for a corporate shareholder, the instrument so empowering the officer or attorney-in-fact, as the case may be, or a notarially certified copy thereof, must accompany the form of proxy.

Shareholders who wish to appoint a third-party proxyholder to represent them at the Meeting must submit their form of proxy prior to registering the proxyholder to participate in the teleconference. Registering a proxyholder to participate in the teleconference is an additional step once the shareholder has submitted their form of proxy. Failure to complete the teleconference registration will result in the proxyholder not receiving a PIN. Without a PIN, proxyholders will not be able to vote or ask questions at the Meeting. To register a proxyholder, shareholders must visit the following link prior to 10:00 a.m. (Vancouver, British Columbia time) on November 18, 2020:

http://services.choruscall.ca/DiamondPassRegistration/register?confirmationNumber=10011591&linkSecurityString =9f24735ed

In order to receive the details so that you may forward them to your proxyholder, enter your email address on the first screen, then complete the balance of the registration process using your proxyholder’s details. You will receive a confirmation email with a calendar booking and will need to forward this to your proxyholder. Alternatively, you may use your proxyholder’s details throughout and advise them to watch for the confirmation email. See below under “How to Attend the Meeting” for further details on the registration process.

If a shareholder who has submitted a proxy attends the Meeting and has accepted the terms and conditions when entering the Meeting, any votes cast by such shareholder on a ballot will be counted and the submitted proxy will be disregarded.

Revocation of Proxies

A shareholder who has given a proxy may revoke it at any time before it is exercised by an instrument in writing: (a) executed by that shareholder or by that shareholder’s attorney-in-fact authorized in writing or, where the shareholder is a corporation, by a duly authorized officer of, or attorney-in-fact for, the corporation; and (b) delivered either: (i) to the Company at the address set forth above, at any time up to and including the last business day preceding the day of the Meeting or, if adjourned or postponed, any reconvening thereof, or (ii) to the Chairman of the Meeting prior to the vote on matters covered by the proxy on the day of the Meeting or, if adjourned or postponed, any reconvening thereof, or (iii) in any other manner provided by law.

Also, a proxy will automatically be revoked by either: (i) attendance at the Meeting and participation in a poll (ballot) by a shareholder, or (ii) submission of a subsequent proxy in accordance with the foregoing procedures. A revocation of a proxy does not affect any matter on which a vote has been taken prior to any such revocation.

VOTING OF PROXIES

Manner of Voting by Proxy

A shareholder may indicate the manner in which the Designated Persons are to vote with respect to a matter to be voted upon at the Meeting by marking the appropriate space. If the instructions as to voting indicated in the proxy are certain, the common shares represented by the proxy will be voted or withheld from voting in accordance with the instructions given in the proxy. If the shareholder specifies a choice in the proxy with respect to a matter to be acted upon, then the Common Shares represented will be voted or withheld from the vote on that matter accordingly. The Common Shares represented by a proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and if the shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly.

IF NO CHOICE IS SPECIFIED IN THE PROXY WITH RESPECT TO A MATTER TO BE ACTED UPON, THE PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO THAT MATTER UPON THE DESIGNATED PERSONS NAMED IN THE FORM OF PROXY. IT IS INTENDED THAT THE DESIGNATED PERSONS WILL VOTE THE COMMON SHARES REPRESENTED BY THE PROXY IN FAVOUR OF EACH MATTER IDENTIFIED IN THE PROXY AND FOR THE NOMINEES OF THE COMPANY’S BOARD OF DIRECTORS FOR DIRECTORS AND AUDITOR.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to other matters which may properly come before the Meeting, including any amendments or variations to any matters identified in the Notice, and with respect to other matters which may properly come before the Meeting. At the date of this Information Circular, management of the Company is not aware of any such amendments, variations, or other matters to come before the Meeting.

In the case of abstentions from, or withholding of, the voting of the Common Shares on any matter, the Common Shares that are the subject of the abstention or withholding will be counted for determination of a quorum, but will not be counted as affirmative or negative on the matter to be voted upon.

How to Attend the Meeting

Registered shareholders and duly appointed proxyholders who have properly registered for the teleconference prior to the Meeting, as outlined below, will be able to vote and ask questions of management at the Meeting. All other shareholders and stakeholders can attend the Meeting via teleconference without pre-registering but will not be permitted to vote or ask questions at the Meeting.

In order to be permitted to vote or ask questions at the Meeting, registered shareholders and duly appointed proxyholders must register for the teleconference via the following link prior to 10:00 a.m. (Vancouver, British Columbia time) on November 18, 2020:

http://services.choruscall.ca/DiamondPassRegistration/register?confirmationNumber=10011591&linkSecurityString =9f24735ed.

After such registration has been completed, such registered shareholders and duly appointed proxyholders will see on screen a unique PIN they have been assigned as well as dial-in phone numbers they may use to join the Meeting. These details will also be sent to such registered shareholders and duly appointed proxyholders by email in the form of a calendar booking. It is recommended that registered shareholders and duly appointed proxyholders attempt to connect at least ten minutes prior to the scheduled start time of the Meeting.

All other shareholders and stakeholders will only be able attend the Meeting as guests, which allows them to listen to the Meeting but not vote or submit questions. Those wishing to do so should dial the following toll-free or international telephone number, as applicable, approximately five minutes prior to the commencement of the Meeting and ask the operator to join the 2020 Annual General and Special Meeting of ImmunoPrecise Antibodies Ltd.:

Toll-free (Canada/U.S.): 1-800-319-4610; or

Toll (international): +1-604-638-5340.

ADVICE TO BENEFICIAL SHAREHOLDERS

The information set out in this section is of significant importance to those shareholders who do not hold shares in their own name. Shareholders who do not hold their shares in their own name (referred to in this Information Circular as “Beneficial Shareholders”) should note that only proxies deposited by shareholders whose names appear on the records of the Company as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those Common Shares will not be registered in the shareholder’s name on the records of the Company. Such Common Shares will more likely be registered under the names of the shareholder’s broker or an agent of that broker. In Canada, the vast majority of such Common Shares are registered under the name of CDS & Co., being the registration name for The Canadian Depository for Securities Limited (which acts as nominee for many Canadian brokerage firms), and in the United States, under the name Cede & Co., as nominee for the Depository Trust Company (which acts as a brokerage depository for many U.S. firms and custodial banks). Beneficial Shareholders should ensure that instructions respecting the voting of their Common Shares are communicated to the appropriate person well in advance of the Meeting.

Regulatory polices require intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholder meetings. Beneficial Shareholders have the option of not objecting to their intermediary disclosing certain ownership information about themselves to the Company (such Beneficial Shareholders are designated as non-objecting beneficial owners, or “NOBOs”) or objecting to their intermediary disclosing ownership information about themselves to the Company (such Beneficial Shareholders are designated as objecting beneficial owners, or “OBOs”).

In accordance with the requirements of National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer, the Company has elected to send the Notice, this Information Circular and a request for voting instructions (a “VIF”), instead of a proxy (the Notice, Information Circular and VIF or proxy are collectively referred to as the “Meeting Materials”) directly to the NOBOs and indirectly through intermediaries to the OBOs. The intermediaries (or their service companies) are responsible for forwarding the Meeting Materials to OBOs.

Meeting Materials sent to Beneficial Shareholders are accompanied by a VIF, instead of a proxy. By returning the VIF in accordance with the instructions noted on it, a Beneficial Shareholder is able to instruct the intermediary (or other registered shareholder) how to vote the Beneficial Shareholder’s shares on the Beneficial Shareholder’s behalf. For this to occur, it is important that the VIF be completed and returned in accordance with the specific instructions noted on the VIF.

The majority of intermediaries now delegate responsibility for obtaining instructions from Beneficial Shareholders to Broadridge Investor Communication Solutions in Canada and Broadridge Financial Services Inc. in the United States (collectively “Broadridge”). Broadridge typically prepares a machine-readable VIF, mails these VIFs to Beneficial Shareholders and asks Beneficial Shareholders to return the VIFs to Broadridge, usually by way of mail, the Internet or telephone. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting by proxies for which Broadridge has solicited voting instructions. A Beneficial Shareholder who receives a Broadridge VIF cannot use that form to vote shares directly at the Meeting. The VIF must be returned to Broadridge (or instructions respecting the voting of shares must otherwise be communicated to Broadridge) well in advance of the Meeting in order to have the shares voted. If you have any questions respecting the voting of shares held through an intermediary, please contact that Intermediary for assistance.

In either case, the purpose of this procedure is to permit Beneficial Shareholders to direct the voting of the shares which they beneficially own. A Beneficial Shareholder receiving a VIF cannot use that form to vote Common Shares directly at the Meeting. Beneficial Shareholders should carefully follow the instructions set out in the VIF including those regarding when and where the VIF is to be delivered. Should a Beneficial Shareholder who receives a VIF wish to attend the Meeting or have someone else attend on their behalf, the Beneficial Shareholder will need to write their name (or their nominee’s name) in the space provided in the VIF and return it in accordance with the instructions in the VIF.

Only registered shareholders have the right to revoke a proxy. A Beneficial Shareholder who wishes to change its vote must, at least seven days before the Meeting, arrange for its intermediary to revoke its VIF on its behalf.

These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.

By choosing to send these materials to you directly, the Company (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

No director or executive officer of the Company who was a director or executive officer since the beginning of the Company’s last financial year, each proposed nominee for election as a director of the Company, or any associate or affiliates of any such directors, officers or nominees, has any material interest, direct or indirect, by way of beneficial ownership of Common Shares or other securities in the Company or otherwise, in any matter to be acted upon at the Meeting other than the election of directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Company is authorized to issue an unlimited number of Common Shares without par value, of which 82,727,693 Common Shares are issued and outstanding as of the date hereof. Persons who are registered shareholders at the close of business on October 14, 2020 will be entitled to receive notice of and vote at the Meeting and will be entitled to one vote for each share held. The Company has only one class of shares.

To the knowledge of the directors and executive officers of the Company, no person beneficially owns, controls or directs, directly or indirectly, Common Shares carrying 10% or more of the voting rights attached to all Common Shares.

NUMBER OF DIRECTORS

At the Meeting, shareholders will be asked to pass an ordinary resolution to set the number of directors of the Company for the ensuing year at six (6). The number of directors will be approved if the affirmative vote of the majority of shareholders present or represented by proxy at the Meeting and entitled to vote in favour to set the number of directors at six (6).

Management recommends the approval of the resolution to set the number of directors of the Company at six (6).

ELECTION OF DIRECTORS

At present, the directors of the Company are elected at each annual general meeting and hold office until the next annual general meeting or until their successors are duly elected or appointed in accordance with the Company’s Articles or until such director’s earlier death, resignation or removal. In the absence of instructions to the contrary, the enclosed Form of Proxy will be voted for the nominees listed in the Form of Proxy, all of whom are presently members of the Company’s board of directors (the “Board”).

At the last Meeting, the shareholders elected Jennifer Bath, Robert Beecroft, Greg Smith, Dr. James Kuo, Robert Burke, Paul Andreola and Brian Lundstrom to the Board. Robert Beecroft retired from the Board effective on June 22, 2020.

Management of the Company proposes to nominate each of the following persons for election as an additional director. Information concerning such persons, as furnished by the individual nominees as of October 15, 2020, is as follows:

Name, Jurisdiction of Residence and Position	Principal occupation, business or employment and, if not a previously elected Director, occupation, business or employment during the past 5 years	Periods During which Nominee has Served as a Director and/or Officer	Number of Common Shares Beneficially Owned, Controlled or Directed, Directly or Indirectly
Jennifer Bath North Dakota, USA Chief Executive Officer, President and Director	CEO, President of the Company; Global Director of Aldevron, LLC from July 2015 to February 2018; Associate Professor at Concordia University from May 2005 to August 2015	CEO and President since February 2018, and Director since May 2018	47,169

Greg Smith (1)(2)(3) British Columbia, Canada Director	President & Owner of Broadway Refrigeration; Chairman of Lite Access Technologies (TSXV: LTE); Director of Atlas Engineered Products Inc. (TSXV: AEP)	Director since September 2016	95,000

Dr. James Kuo (2)(3) California, United States Chairman and Director	Managing Director at Athena Bioventures	Director since December 2016	Nil

Robert Burke (2)(4) Victoria, Canada Director	Professor (Emeritus) at the University of Victoria.	Director since December 2017	83,000

Paul Andreola (1)(3)(4) Vancouver, Canada Director	CEO and Director of NameSilo Technologies Corp. (TSXV: URL); Director of Ironwood Capital Corp. (TSXV: IRN.P)	Director since November 2018	6,174,400

Brian Lundstrom Nevada, USA Director	Executive at Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) and CEO of Abvivo LLC	Director since October 2019	69,000

Notes:

(1)	Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, as at October 15, 2020, based upon information furnished to the Company by the individual directors.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Corporate Governance and Nominating Committee.

Management recommends the approval of each of the nominees listed above for election as directors of the Company until the next annual general meeting.

Management does not contemplate that any of its nominees will be unable to serve as directors. If any vacancies occur in the slate of nominees listed above before the Meeting, then the Designated Persons intend to exercise discretionary authority to vote the Common Shares represented by proxy for the election of any other persons as directors.

Cease Trade Orders

To the knowledge of management of the Company, no director or executive officer of the Company, is or has been, within the ten years preceding the date of this Information Circular, a director, chief executive officer, chief financial officer of any company that:

(a)	was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)

was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

For the purposes of this Information Circular, an “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to an exemption under securities legislation, and such order was in effect for a period of more than 30 consecutive days.

Bankruptcies

To the knowledge of management of the Company, no director or executive officer of the Company, or shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, is or has been, with the ten years preceding the date of this Information Circular:

(a)

a director or an executive officer of any company that, while the person was acting in that capacity, or within a year of that person ceasing to act in the capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets or made a proposal under any legislation relating to bankruptcies or insolvency; or

(b)

become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of the individual.

Penalties or Sanctions

No director or officer of the Company, or any shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company has:

(a)

been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a Canadian securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	been subject to any other penalties or sanctions imposed by a court or regulatory body that would be likely to be considered important to a reasonable investor making an investment decision.

STATEMENT OF EXECUTIVE COMPENSATION

General

The following information, dated as of October 20, 2020, is provided as required under Form 51-102F6V for venture Issuers.

For the purposes of this section:

“CEO” means an individual who acted as chief executive officer of the Company, or acted in a similar capacity, for any part of the most recently completed financial year;

“CFO” means an individual who acted as chief financial officer of the Company, or acted in a similar capacity, for any part of the most recently completed financial year;

“company” includes other types of business organizations such as partnerships, trusts and other unincorporated business entities;

“compensation securities” includes stock options, convertible securities, exchangeable securities and similar instruments including stock appreciation rights, deferred share units and restricted stock units granted or issued by the Company or one of its subsidiaries for services provided or to be provided, directly or indirectly, to the Company or any of its subsidiaries;

“external management company” includes a subsidiary, affiliate or associate of the external management company;

“named executive officer” or “NEO” means each of the following individuals:

(a)

each individual who, in respect of the Company, during any part of the most recently completed financial year, served as chief executive officer, including an individual performing functions similar to a chief executive officer;

(b)

each individual who, in respect of the Company, during any part of the most recently completed financial year, served as chief financial officer, including an individual performing functions similar to a chief financial officer;

(c)

in respect of the Company and its subsidiaries, the most highly compensated executive officer, other than the individuals identified in paragraphs (a) and (b) at the end of the most recently completed financial year, whose total compensation was more than $150,000, as determined in accordance with subsection 1.3(5), for that financial year;

(d)

each individual who would be a named executive officer under paragraph (c) but for the fact that the individual was not an executive officer of the Company, and was not acting in a similar capacity, at the end of that financial year;

“plan” includes any plan, contract, authorization, or arrangement, whether or not set out in any formal document, where cash, compensation securities or any other property may be received, whether for one or more persons;

“underlying securities” means any securities issuable on conversion, exchange or exercise of compensation securities.

During the financial year ended April 30, 2020, the Company had six NEOs, namely:

(i)	Yasmina Abdiche, who has been the Chief Scientific Officer since April 1, 2020;

(ii)	Jennifer Bath, who has been the Chief Executive Officer and President since February 21, 2018;

(iii)	Lisa Helbling, who has been Chief Financial Officer since January 11, 2019;

(iv)	Stefan Lang, who has been the Chief Business Officer since October 1, 2019;

(v)	Jason Orloske, who was the Vice President Operations from December 26, 2018 until November 30, 2019; and

(vi)	Charles Wheelock, who was the Chief Technology Officer from April 6, 2018 until May 12, 2020.

Director and NEO Compensation, Excluding Options and Compensation Securities

The following table (presented in accordance with National Instrument Form 51-102F6V – Statement of Executive Compensation – Venture Issuers) excluding options and compensation securities, provides a summary of the compensation paid by the Company to each NEO and director of the Company for the completed financial years ended April 30, 2020 and 2019. Options and compensation securities are disclosed under the heading “Stock Options and Other Compensation Securities and Instruments” below.

Table of compensation excluding compensation securities
Name and position	Year	Salary, consulting fee, retainer or commission ($)	Bonus ($)		Committee or meeting fees ($)	Value of perquisites ($)	Value of all other compensation ($)	Total compensation ($)
Jennifer Bath(1) CEO and President and Director	2020 2019	488,477 504,926	546,770	(2)	— —	— —	19,845 32,756	1,055,092 537,682
Charles Wheelock(3) CTO	2020 2019	293,087 319,005	16,871		— —	— —	13,054 13,020	323,011 332,025
Lisa Helbling(4) CFO	2020 2019	362,869 110,964	57,164		— —	— —	18,423 5,079	438,456 116,043
Jason Orloske VP Operations	2020 2019	117,825 72,562	—		— —	— —	5,891 2,902	123,717 75,464
Stefan Lang(5) Chief Business Officer	2020 2019	219,581 —	— —		— —	— —	— —	219,581 —
Yasmina Abdiche(6) Chief Scientific Officer	2020 2019	30,490 —	— —		— —	— —	— —	30,490 —
Robert Beecroft Former Director	2020 2019	— 21,348	—		— —	— —	— —	— 21,348
Greg Smith Director	2020 2019	Nil Nil	—		—	—	—	Nil Nil
Dr. James Kuo Director	2020 2019	Nil Nil	—		—	—	—	Nil Nil
Dr. Robert Burke Director	2020 2019	Nil Nil	—		—	—	—	Nil Nil
Paul Andreola Director	2020 2019	Nil Nil	—		—	—	—	Nil Nil

Notes:

(1)

Ms. Jennifer Bath entered into a management agreement with the Company that includes a twelve-month severance upon termination for any reason except just cause. Ms. Bath received no compensation in her capacity as director of the Company.

(2)	This figure includes bonuses that were paid during the financial year ended April 30, 2020 in respect of the financial years ended April 30, 2018 and April 30, 2019.
(3)

Mr. Charles Wheelock entered into a management agreement with the Company that includes a twelve-month severance upon termination for any reason except just cause. Mr. Wheelock’s employment with the Company was terminated on May 12, 2020, following which he has received, and will continue to receive, severance for a period of 12 months.

(4)	Ms. Lisa Helbling entered into an executive employment agreement with the Company on January 11, 2019 that includes a six-month severance upon termination for any reason except just cause.
(5)

Mr. Stefan Lang entered into an executive employment agreement with the Company on October 1, 2019 that includes a requirement to give three months’ notice with remuneration prior to termination, subject to certain conditions.

(6)	Ms. Yasmina Abdiche entered into an executive employment agreement with the Company on April 1, 2020 pursuant to which Ms. Abdiche is paid USD$240,000.

Stock Options and Other Compensation Securities and Instruments

The following table of compensation securities provides a summary of all compensation securities granted or issued by the Company to each NEO and directors of the Company for the fiscal year ended April 30, 2020, for services provided, directly or indirectly, to the Company.

Compensation Securities
Name and position	Type of compensation security	Number of compensation securities, number of underlying securities, and percentage of class(1)	Date of issue or grant	Issue, conversion or exercise price ($)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at year end ($)	Expiry date
Stefan Lang Chief Business Officer	Options	250,000	October 1, 2019	$0.48	$0.465	$0.770	October 1, 2024
Yasmina Abdiche Chief Scientific Officer	Options	250,000	April 28, 2020	$0.76	$0.760	$0.770	April 1, 2024
Brian Lundstrom Director	Options	150,000	October 3, 2019	$0.50	$0.480	$0.770	October 3, 2024

Notes:

(1)	The following is a list of total options held by each NEO and director as of April 30, 2020:

a.	Jennifer Bath, Chief Executive Officer, held 1,050,000 total options.
b.	Charles Wheelock, former Employee, held 200,000 total options.
c.	Lisa Helbling, Chief Financial Officer, held 300,000 total options.
d.	Stefan Lang, Chief Business Officer, held 250,000 total options.
e.	Yasmina Abdiche, Chief Scientific Officer, held 250,000 total options.
f.	Robert Beecroft, former Director, held 450,000 total options.
g.	Greg Smith, Director, held 450,000 total options.
h.	Dr. James Kuo, Director, held 300,000 total options.
i.	Robert Burke, Director, held 300,000 total options.

j.	Paul Andreola, Director, held 150,000 total options.
k.	Brian Lundstrom, Director, held 150,000 total options.

The following table provides a summary of each exercise of compensation securities by each NEO and director of the Company for the fiscal year ended April 30, 2020:

Exercise of Compensation Securities by Directors and NEOs
Name and position	Type of compensation security	Number of underlying securities exercised	Exercise price per security ($)	Date of exercise	Closing price per security on date of exercise ($)	Difference between exercise price and closing price on date of exercise ($)	Total value on exercise date ($)
Jennifer Bath CEO, President and director	n/a	Nil	n/a	n/a	n/a	n/a	n/a
Charles Wheelock, CTO	n/a	Nil	n/a	n/a	n/a	n/a	n/a
Lisa Helbling CFO	n/a	Nil	n/a	n/a	n/a	n/a	n/a
Jason Orloske VP Operations	n/a	Nil	n/a	n/a	n/a	n/a	n/a
Stefan Lang Chief Business Officer	n/a	Nil	n/a	n/a	n/a	n/a	n/a
Yasmina Abdiche Chief Scientific Officer	n/a	Nil	n/a	n/a	n/a	n/a	n/a
Robert Beecroft Former Director	n/a	Nil	n/a	n/a	n/a	n/a	n/a
Greg Smith Director	n/a	Nil	n/a	n/a	n/a	n/a	n/a
Dr. James Kuo Director	n/a	Nil	n/a	n/a	n/a	n/a	n/a
Dr. Robert Burke Director	n/a	Nil	n/a	n/a	n/a	n/a	n/a
Paul Andreola Director	n/a	Nil	n/a	n/a	n/a	n/a	n/a

Employment, Consulting and Management Agreements

Except for as outlined below, the Company has not entered into a written management contract with any of its director or officers.

Dr. Bath entered into a management agreement with the Company pursuant to which Dr. Bath is paid USD$350,000 per annum for providing services as Chief Executive Officer of the Company. The Company will pay Dr. Bath a guaranteed annual bonus of USD$150,000 and a USD$200,000 annual bonus payable upon achievement of performance of targets mutually agreed to with the Board. In the event of termination Dr. Bath will be entitled to the equivalent of 12 months’ salary.

Ms. Helbling entered into an executive employment agreement with the Company, pursuant to which Ms. Helbling is paid USD$260,000 per annum for providing services as Chief Financial Officer of the Company. The Company will pay Ms. Helbling a 50% annual bonus payable upon achievement of targets mutually agreed to with the CEO. In the event of termination Ms. Helbling will be entitled to the equivalent of six (6) months’ salary.

Mr. Wheelock entered into a management agreement with the Company, pursuant to which Mr. Wheelock was paid USD$210,000 per annum for providing services as Chief Technology Officer of the Company. The Company agreed to pay Mr. Wheelock an annual bonus payable upon achievement of targets mutually agreed to with the CEO. Upon termination of his position, Mr. Wheelock was entitled to the equivalent of 12 months’ salary.

Mr. Orloske entered into an executive employment agreement with the Company, pursuant to which Mr. Orloske was paid USD$130,000 per annum for providing services as VP Operations of the Company. The Company agreed to pay Mr. Orloske an annual bonus payable upon achievement of targets mutually agreed to with the CEO. Upon termination of his position, Mr. Orloske was entitled to salary pro-rated to termination date.

Dr. Stefan Lang entered into an executive employment agreement with the Company, pursuant to which Dr. Lang is paid €228,000 per annum for providing services as Chief Business Officer of the Company. The Company will pay Dr. Lang an annual bonus payable upon achievement of targets mutually agreed to with the CEO. In the event of termination Dr. Lang will be given three months’ notice with remuneration during that time subject to certain conditions.

Dr. Yasmina Abdiche entered into an executive employment agreement with the Company, pursuant to which Dr. Abdiche is paid USD$240,000 per annum for providing services as Chief Scientific Officer of the Company. The Company will pay Dr. Abdiche an annual bonus payable upon achievement of targets mutually agreed to with the CEO.

Oversight and Description of Director and NEO Compensation

The Company’s executive compensation program is administered by the Compensation Committee. The Compensation Committee consists of James Kuo, Greg Smith and Paul Andreola. All of the members of the Compensation Committee are independent within the meaning of National Instrument 52-110 – Audit Committees (“NI 52-110”).

The Compensation Committee’s responsibilities include reviewing and making recommendations to the Board with respect to adequacy and the form of compensation to all executive officers and directors of the Company, making recommendations to the Board in respect of granting of stock options to management, directors, officers and other employees and consultants of the Company, and monitoring the performance of the Company’s executive officers.

Executive compensation awarded to the named executive officers consists of two components: (i) management fees and (ii) stock options. The Company does not presently have a long-term incentive plan for its named executive officers. There is no policy or target regarding allocation between cash and noncash elements of the Company’s compensation program.

In setting compensation rates for named executive officers, the Company compares the amounts paid to them with the amounts paid to executives in comparable positions at other comparable companies. The Company’s compensation payable to the named executive officers is based upon, among other things, the responsibility, skills and experience required to carry out the functions of each position held by each named executive officer and varies with the amount of time spent by each named executive officer in carrying out his or her functions on behalf of the Company. The grant of stock options, as a key component of the executive compensation package, enables the Company to attract and retain qualified executives. Stock option grants are based on the total of stock options available under the Option Plan. In granting stock options, the Board reviews the total of stock options available under the Option Plan and recommends grants to newly retained executive officers at the time of their appointment and considers recommending further grants to executive officers from time to time thereafter. The amount and terms of outstanding options held by an executive are taken into account when determining whether and how new option grants should be made to the executive. The exercise periods are to be set at the date of grant. The stock option grants may contain vesting provisions in accordance to the Company’s Option Plan.

Due to the Company being a junior pharmaceutical & life sciences issuer and having limited financial resources, compensation is not tied to performance criteria or goals. The Company is unaware of any significant events that have significantly affected compensation of its management team and directors. The Company did not make any changes to its compensation polices during or after the fiscal year ended April 30, 2020.

Pension

The Company does not provide any pension benefits for directors or executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out those securities of the Company which have been authorized for issuance under equity compensation plans, for the financial year ended April 30, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by the security holders	5,315,000	$0.77	1,677,021
Equity compensation plans not approved by the security holders	Nil	N/A	Nil

Total	5,315,000	$0.77	1,677,021

APPOINTMENT OF AUDITOR

Auditor

Crowe MacKay, LLP of Vancouver, British Columbia are the auditors of the Company. Crowe MacKay, LLP have been the Company`s auditors since December 21, 2016. Unless instructed, the proxies given pursuant to this solicitation will be voted for the re-appointment of Crowe MacKay, LLP as auditors of the Company to hold office for the ensuing year at a remuneration to be fixed by the directors.

Management recommends shareholders to vote for ratification of the appointment of Crowe MacKay, LLP as the Company’s auditors until the next annual general meeting at a remuneration to be fixed by the Board.

CONFIRMING STOCK OPTION PLAN

The Company has adopted a “rolling” stock option plan (the “Stock Option Plan”) whereby 10% of the number of issued and outstanding shares of the Company at any given time may be reserved for issuance pursuant to the exercise of options. The TSX Venture Exchange requires that the Stock Option Plan be submitted for approval by the shareholders at the annual general meeting of the Company. Accordingly, management is seeking ratification and approval of the Stock Option Plan by the shareholders. The Board has approved the Stock Option Plan and recommends shareholders vote in favour of approving and ratifying the Stock Option Plan.

The Stock Option Plan was established to provide incentive to directors, officers, employees, management company employees and consultants who provide services to the Company. The intention of management in proposing the Stock Option Plan is to increase the proprietary interest of such persons in the Company and thereby aid the Company in attracting, retaining and encouraging the continued involvement of such persons with the Company.

The Stock Option Plan provides for a floating maximum limit of 10% of the outstanding Common Shares, as permitted by the policies of the Exchange. As of the date of this Information Circular, the Company was eligible to grant up to 8,272,769 options under its Stock Option Plan. There are presently 6,280,000 options outstanding and 1,992,769 options reserved and available under the Stock Option Plan.

Terms of the Stock Option Plan

Options may be granted under the Stock Option Plan to such service providers of the Company and its affiliates, if any, as the Board may from time to time designate. The exercise price of option grants will be determined by the Board but cannot be lower than the price permitted by the TSX Venture Exchange. The Stock Option Plan provides that, on a yearly basis, the number of Common Shares that may be reserved for issuance to any one individual upon exercise of all stock options held by such individual may not exceed 5% of the issued Common Shares if the individual is a director or officer, or 2% of the issued Common Shares if the individual is a consultant to the Company, and that the aggregate number of options granted to all persons retained to provide investor relations services to the Company may not exceed 2% of the issued Common Shares. Subject to earlier termination, all options granted under the Stock Option Plan will expire not later than the date that is five years from the date that such options are granted. In the event that an optionee ceases to be a director, officer, employee or consultant, the option will terminate within ninety days. In the event of the death of an optionee, the options will only be exercisable within 12 months of such death. Options granted under the Stock Option Plan are not transferable or assignable other than by will or other testamentary instrument or pursuant to the laws of succession.

Disinterested Shareholder Approval

Under the policies of the TSX Venture Exchange, if the grant of options under the Stock Option Plan to insiders of the Company, together with all of the Company’ outstanding stock options, could result at any time in:

(a)	the number of shares reserved for issuance pursuant to stock options granted to insiders of the Company exceeding 10% of the issued Common Shares;

(b)	the grant to insiders of the Company, within a 12-month period, of a number of options exceeding 10% of the issued Common Shares; or

(c)	the issuance to any one optionee, within a 12-month period, of a number of shares exceeding 5% of the issued Common Shares,

the Company must obtain disinterested shareholder approval. The policies of the TSX Venture Exchange and the terms of the Stock Option Plan also provide that disinterested shareholder approval will be required for any agreement to decrease the exercise price of options previously granted to insiders of the Company. The term disinterested shareholder approval means approval by a majority of the votes cast at the Meeting other than votes attaching to shares of the Company beneficially owned by insiders of the Company to whom options may be granted under the Stock Option Plan.

A copy of the Stock Option Plan is available for review at the registered offices of the Company, located at Suite 704, 595 Howe Street, Vancouver, British Columbia, during normal business hours up to an including the date of the Meeting.

Management recommends the ratification and approval of the Stock Option Plan.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

None of the current or former directors, executive officers, employees of the Company or any subsidiary, the proposed nominees for election to the Board, or their respective associates or affiliates, are or have been indebted to the Company since the beginning of the most recently completed financial year of the Company.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

No director or executive officer of the Company or any proposed nominee of management of the Company for election as a director of the Company, nor any associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, since the beginning of the Company’s last financial year in matters to be acted upon at the Meeting, other than the election of directors, the appointment of auditors and the confirmation of the Stock Option Plan.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

None of the persons who were directors or executive officers of the Company or a subsidiary at any time during the Company’s last completed financial year, the proposed nominees for election to the Board, any person or company who beneficially owns, directly or indirectly, or who exercises control or direction over (or a combination of both) more than 10% of the issued and outstanding Common Shares, nor the associates or affiliates of those persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transaction or proposed transaction which has materially affected or would materially affect the Company.

MANAGEMENT CONTRACTS

There were no management functions of the Company, which were, to any substantial degree, performed by a person other than the directors or executive officers of the Company.

AUDIT COMMITTEE

The Company is required to have an audit committee (the “Audit Committee”) comprised of not less than three directors, a majority of whom are not officers, control persons or employees of the Company or an affiliate of the Company.

Audit Committee Charter

The text of the Audit Committee’s charter is attached as Schedule “A” to this Circular.

Composition of Audit Committee and Independence

The Company’s current Audit Committee consists of Greg Smith, Dr. James Kuo and Dr. Robert Burke. NI 52-110 provides that a member of an audit committee is “independent” if the member has no direct or indirect material relationship with the Company, which could, in the view of the Company’s Board, reasonably interfere with the exercise of the member’s independent judgment. All members of the current Audit Committee are considered independent and are “financially literate” (as defined in NI 52-110).

Relevant Education and Experience

Greg Smith – Mr. Greg Smith is a seasoned capital markets veteran who held senior positions in investment banking before recently transitioning to private equity with the acquisition of one of the largest HVAC companies in Western

Canada. Mr. Smith also held the position of Portfolio Manager for Phillips, Hagar & North & Executive Director, Canadian Securitization Group, CIBC World Markets in Toronto for close to ten years. Mr. Smith currently serves as President & Director of Broadway Refrigeration & Air Conditioning Co. Ltd. and Omega Mechanical Ltd. who collectively have over 300 employees. Mr. Smith earned an MBA from Dalhousie University and is a Chartered Financial Analyst and has served in advisory positions to multiple private and public ventures. He is currently serving as Chairman and Director of Lite Access Technologies (TSXV: LTE) and Director of Atlas Engineered Products Inc. (TSXV: AEP).

Dr. James Kuo – Dr. James Kuo, MD, MBA currently serves as Chief Executive Officer of Tryp Therapeutics Inc. in Kelowna, British Columbia. James Kuo is an experienced biotech industry executive and investor, who brings business and management experience to the company. During his career, he has held executive positions in private as well as listed biotech companies in the US. He previously served as CEO of BioMicro Systems, Inc. and Adeona Pharmaceuticals, Inc. (NYSE: SYN). Prior to that, he was CEO of Discovery Laboratories, Inc. (NASDAQ: WINT) after having worked as Associate Director in Corporate Licensing and Development at Pfizer Inc. (NYSE: PFE). James Kuo is presently Managing Director at Athena Bioventures LLC in La Jolla, CA and General Manager of Monarch Labs LLC in Irvine, CA.

Dr. Kuo was trained as a physician at the University of Pennsylvania School of Medicine and obtained his MBA at the Wharton School of the University of Pennsylvania. In addition, he holds a BA in Molecular Biology from Haverford College.

Dr. Robert Burke – Dr. Robert D. Burke is an Emeritus Professor at the University of Victoria, where he was a faculty member for over 35 years. He has a longstanding research interest in the molecular basis of cellular signaling in early embryonic development. His research involves production and characterization of antibodies and he employs them extensively with high-resolution optical imaging methods. Dr. Burke has published over 100 peer-reviewed publications and has supervised numerous trainees. He was Chair of the Department of Biochemistry and Microbiology for eight years, was on the University of Victoria Senate for twelve years and served on numerous advisory and management committees nationally and internationally. Dr. Burke completed a BSc and a PhD at the University of Alberta.

Audit Committee Oversight

Since the commencement of the Company’s most recently completed financial year, the Audit Committee of the Company has not made any recommendations to nominate or compensate an external auditor which were not adopted by the Board.

Reliance on Certain Exemptions

Since the commencement of the Company’s most recently completed financial year, the Company has not relied on:

(a)	the exemption in section 2.4 (De Minimis Non-audit Services) of NI 52-110; or

(b)	an exemption from NI 52-110, in whole or in part, granted under Part 8 (Exemptions).

Pre-Approval Policies and Procedures

The Audit Committee has not adopted any specific policies and procedures for the engagement of non-audit services.

Audit Fees

The aggregate fees billed by the Company’s external auditor in the last two fiscal years ended April 30, 2020 and 2019 by category, are as follows:

Financial Year Ended April 30	Audit Fees ($)(1)	Audit Related Fees ($)(2)	Tax Fees ($)(3)	All Other Fees ($)(4)
2020	$159,217	Nil	$3,745	Nil
2019	$91,840	Nil	$6,372	Nil

Notes:

(1)	“Audit fees” include aggregate fees billed by the Company’s external auditor in each of the last two fiscal years for audit fees.
(2)

“Audited related fees” include the aggregate fees billed in each of the last two fiscal years for assurance and related services by the Company’s external auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit fees” above.

(3)	“Tax fees” include the aggregate fees billed in each of the last two fiscal years for professional services rendered by the Company’s external auditor for tax compliance, tax advice and tax planning.
(4)

“All other fees” include the aggregate fees billed in each of the last two fiscal years for products and services provided by the Company’s external auditor, other than “Audit fees”, “Audit related fees” and “Tax fees” above.

Exemption in Section 6.1

The Company is a “venture issuer” as defined in NI 52-110 and is relying on the exemption in section 6.1 of NI 52- 110 relating to Parts 3 (Composition of Audit Committee) and 5 (Reporting Obligations).

CORPORATE GOVERNANCE DISCLOSURE

National Instrument 58-101 – Disclosure of Corporate Governance Practices, requires all reporting issuers to provide certain annual disclosure of their corporate governance practices with respect to the corporate governance guidelines (the “Guidelines”) adopted in National Policy 58-201 – Corporate Governance Guidelines. These Guidelines are not prescriptive but have been used by the Company in adopting its corporate governance practices. The Board and Management consider good corporate governance to be an integral part of the effective and efficient operation of Canadian corporations. The Company’s approach to corporate governance is set out below.

Board of Directors

Management is nominating six individuals to the Board, of which all are current directors of the Company.

The Guidelines suggest that the board of directors of every reporting issuer should be constituted with a majority of individuals who qualify as “independent” directors under NI 52-110, which provides that a director is independent if he or she has no direct or indirect “material relationship” with the Company. The “material relationship” is defined as a relationship which could, in the view of the Company’s Board, reasonably interfere with the exercise of a director’s independent judgement. All of the current members of the Board are considered “independent” within the meaning of NI 52-110, except for Jennifer Bath, who is the President and Chief Executive Officer of the Company.

The Board has a stewardship responsibility to supervise the management of and oversee the conduct of the business of the Company, provide leadership and direction to management, evaluate management, set policies appropriate for the business of the Company and approve corporate strategies and goals. The day-to-day management of the business and affairs of the Company is delegated by the Board to the CEO and President. The Board will give direction and guidance through the CEO to management and will keep management informed of its evaluation of the senior officers in achieving and complying with goals and policies established by the Board.

The Board recommends nominees to the shareholders for election as directors, and immediately following each annual general meeting appoints an Audit Committee and the Audit Committee chairperson. The Board establishes and periodically reviews and updates the committee mandates, duties and responsibilities, elects a chairperson of the Board and establishes his or her duties and responsibilities, appoints the CEO, CFO and President of the Company and establishes the duties and responsibilities of those positions and on the recommendation of the CEO and the President, appoints the senior officers of the Company and approves the senior management structure of the Company.

The Board exercises its independent supervision over management by its policies that (a) periodic meetings of the Board be held to obtain an update on significant corporate activities and plans; and (b) all material transactions of the Company are subject to prior approval of the Board. The Board shall meet not less than three times during each year and will endeavour to hold at least one meeting in each fiscal quarter. The Board will also meet at any other time at the call of the President, or subject to the Articles of the Company, of any director.

The mandate of the Board, as prescribed by the Business Corporations Act (British Columbia) (the “Act”), is to manage or supervise management of the business and affairs of the Company and to act with a view to the best interests of the Company. In doing so, the Board oversees the management of the Company’s affairs directly and through its audit committee.

Orientation and Continuing Education

The Board’s practice is to recruit for the Board only persons with extensive experience in identifying and targeting junior businesses for transactions and in public company matters. Prospective new board members are provided a reasonably detailed level of background information, verbal and documentary, on the Company’s affairs and plans prior to obtaining their consent to act as a director.

The Board provides training courses to the directors as needed, to ensure that the Board is complying with current legislative and business requirements.

Ethical Business Conduct

The Board has found that the fiduciary duties placed on individual directors by the Company’s governing corporate legislation and the common law and the restrictions placed by applicable corporate legislation on an individual director’s participation in decisions of the Board in which the director has an interest have been sufficient to ensure that the Board operates independently of management and in the best interests of the Company.

Under the corporate legislation, a director is required to act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, and disclose to the board the nature and extent of any interest of the director in any material contract or material transaction, whether made or proposed, if the director is a party to the contract or transaction, is a director or officer (or an individual acting in a similar capacity) of a party to the contract or transaction or has a material interest in a party to the contract or transaction. The director must then abstain from voting on the contract or transaction unless the contract or transaction (i) relates primarily to their remuneration as a director, officer, employee or agent of the Company or an affiliate of the Company, (ii) is for indemnity or insurance for the benefit of the director in connection with the Company, or (iii) is with an affiliate of the Company. If the director abstains from voting after disclosure of their interest, the directors approve the contract or transaction and the contract or transaction was reasonable and fair to the Company at the time it was entered into, the contract or transaction is not invalid and the director is not accountable to the Company for any profit realized from the contract or transaction. Otherwise, the director must have acted honestly and in good faith, the contract or transaction must have been reasonable and fair to the Company and the contract or transaction be approved by the shareholders by a special resolution after receiving full disclosure of its terms in order for the director to avoid such liability or the contract or transaction being invalid.

Nomination of Directors

The Board identifies new candidates for board nomination by an informal process of discussion and consensus-building on the need for additional directors, the specific attributes being sought, likely prospects, and timing. Prospective directors are not approached until consensus is reached. This process takes place through the Corporate Governance and Nominating Committee.

Assessments

The Board annually reviews its own performance and effectiveness as well as the effectiveness and performance of its committees. Effectiveness is subjectively measured by comparing actual corporate results with stated objectives. The contributions of individual directors are informally monitored by other Board members, bearing to mind the business strengths of the individual and the purpose of originally nominating the individual to the Board.

The Board monitors the adequacy of information given to directors, communication between Board and management and the strategic direction and processes of the Board and its committees.

The Board believes its corporate governance practices are appropriate and effective for the Company, given its size and operations. The Company’s corporate governance practices allow the Company to operate efficiently, with checks and balances that control and monitor management and corporate functions without excessive administration burden.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found on SEDAR at www.sedar.com. Financial information about the Company is provided in the Company’s comparative annual financial statements to April 30, 2020 a copy of which, together with Management’s Discussion and Analysis thereon, can be found on the Company’s SEDAR profile at www.sedar.com, and the Company will furnish, without charge, to any shareholder submitting a written request, a copy of any such document. Such written requests should be directed to the attention of ImmunoPrecise Antibodies Ltd., Unit 3204 – 4464 Markham Street, Victoria, British Columbia V8Z 7X8.

BOARD APPROVAL

The contents of this Circular have been approved and its mailing authorized by the directors of the Company.

DATED at Vancouver, British Columbia, the 20th day of October 2020.

ON BEHALF OF THE BOARD OF

IMMUNOPRECISE ANTIBODIES LTD.

“Jennifer Bath”

Jennifer Bath

President and Chief Executive Officer

SCHEDULE “A”

IMMUNOPRECISE ANTIBODIES LTD.

(the “Company”)

AUDIT COMMITTEE CHARTER

(Implemented pursuant to National Instrument 52-110 – Audit Committees)

National Instrument 52-110 – Audit Committees (the “Instrument”) relating to the composition and function of audit committees was implemented for reporting issuers and, accordingly, applies to every TSX Venture Exchange listed company, including the Company. The Instrument requires all affected issuers to have a written audit committee charter which must be disclosed, as stipulated by Form 52-110F2, in the management information circular of the Company wherein management solicits proxies from the security holders of the Company for the purpose of electing directors to the board of directors. The Company, as a TSX Venture Exchange-listed company is, however, exempt from certain requirements of the Instrument.

This Charter has been adopted by the board of directors in order to comply with the Instrument and to more properly define the role of the Committee in the oversight of the financial reporting process of the Company. Nothing in this Charter is intended to restrict the ability of the board of directors or Committee to alter or vary procedures in order to comply more fully with the Instrument, as amended from time to time.

PART 1

Purpose:

The purpose of the Committee is to:

(a)	improve the quality of the Company’s financial reporting;

(b)	assist the board of directors to properly and fully discharge its responsibilities;

(c)	provide an avenue of enhanced communication between the directors and external auditors;

(d)	enhance the external auditor’s independence;

(e)	increase the credibility and objectivity of financial reports; and

(f)	strengthen the role of the directors by facilitating in depth discussions between directors, management and external auditors.

1.1	Definitions

“accounting principles” has the meaning ascribed to it in National Instrument 52-107 – Acceptable Accounting Principles, Auditing Standards and Reporting Currency;

“Affiliate” means a Company that is a subsidiary of another Company or companies that are controlled by the same entity;

“audit services” means the professional services rendered by the Company’s external auditor for the audit and review of the Company’s financial statements or services that are normally provided by the external auditor in connection with statutory and regulatory filings or engagements;

“Charter” means this audit committee charter;

“Committee” means the committee established by and among certain members of the board of directors for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

“Control Person” means any individual or company that holds or is one of a combination of individuals or companies that holds a sufficient number of any of the securities of the Company so as to affect materially the control of the Company, or that holds more than 20% of the outstanding voting shares of the Company except where there is evidence showing that the holder of those securities does not materially affect the control of the Company;

“financially literate” has the meaning set forth in Section 1.2;

“immediate family member” means a person’s spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law, and anyone (other than an employee of either the person or the person’s immediate family member) who shares the individual’s home;

“Instrument” means National Instrument 52-110 – Audit Committees;

“MD&A” has the meaning ascribed to it in National Instrument 51-102;

“Member” means a member of the Committee;

“National Instrument 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations; and

“non-audit services” means services other than audit services.

1.2	Meaning of Financially Literate

For the purposes of this Charter, an individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

PART 2

2.1	Audit Committee

The board of directors has hereby established the Committee for, among other purposes, compliance with the Instrument.

2.2	Relationship with External Auditors

The Company will require its external auditor to report directly to the Committee and the Members shall ensure that such is the case.

2.3	Committee Responsibilities

1.	The Committee shall be responsible for making the following recommendations to the board of directors:

(a)	the external auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company; and

(b)	the compensation of the external auditor.

2.

The Committee shall be directly responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the

Company, including the resolution of disagreements between management and the external auditor regarding financial reporting. This responsibility shall include:

(a)	reviewing the audit plan with management and the external auditor;

(b)

reviewing with management and the external auditor any proposed changes in major accounting policies, the presentation and impact of significant risks and uncertainties, and key estimates and judgements of management that may be material to financial reporting;

(c)	questioning management and the external auditor regarding significant financial reporting issues discussed during the fiscal period and the method of resolution;

(d)

reviewing any problems experienced by the external auditor in performing the audit, including any restrictions imposed by management or significant accounting issues on which there was a disagreement with management;

(e)

reviewing audited annual financial statements, in conjunction with the report of the external auditor, and obtaining an explanation from management of all significant variances between comparative reporting periods;

(f)	reviewing the post-audit or management letter, containing the recommendations of the external auditor, and management’s response and subsequent follow up to any identified weakness;

(g)	reviewing interim unaudited financial statements before release to the public;

(h)	reviewing all public disclosure documents containing audited or unaudited financial information before release, including any prospectus, the annual report and management’s discussion and analysis;

(i)	reviewing the evaluation of internal controls by the external auditor, together with management’s response;

(j)	reviewing the terms of reference of the internal auditor, if any;

(k)	reviewing the reports issued by the internal auditor, if any, and management’s response and subsequent follow up to any identified weaknesses; and

(l)	reviewing the appointments of the chief financial officer and any key financial executives involved in the financial reporting process, as applicable.

3.	The Committee shall pre-approve all non-audit services to be provided to the Company or its subsidiary entities by the issuer’s external auditor.

4.	The Committee shall review the Company’s financial statements, MD&A, and annual and interim earnings press releases before the Company publicly discloses this information.

5.

The Committee shall ensure that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements, and shall periodically assess the adequacy of those procedures.

6.

When there is to be a change of auditor, the Committee shall review all issues related to the change, including the information to be included in the notice of change of auditor called for under National Instrument 51-102, and the planned steps for an orderly transition.

7.

The Committee shall review all reportable events, including disagreements, unresolved issues and consultations, as defined in National Instrument 51-102, on a routine basis, whether or not there is to be a change of auditor.

8.	The Committee shall, as applicable, establish procedures for:

(a)	the receipt, retention and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters; and

(b)	the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

9.

As applicable, the Committee shall establish, periodically review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the issuer, as applicable.

10.	The responsibilities outlined in this Charter are not intended to be exhaustive. Members should consider any additional areas which may require oversight when discharging their responsibilities.

2.4	Non-Audit Services

The Committee shall satisfy the pre-approval requirement in subsection 2.3(3) if:

(a)

the aggregate amount of all the non-audit services that were not pre-approved is reasonably expected to constitute no more than five per cent of the total amount of fees paid by the issuer and its subsidiary entities to the issuer’s external auditor during the financial year in which the services are provided;

(b)	the Company or the subsidiary of the Company, as the case may be, did not recognize the services as non-audit services at the time of the engagement; and

(c)

the services are promptly brought to the attention of the Committee and approved by the Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Committee, prior to the completion of the audit.

2.5	Delegation of Pre-Approval Function

1.	The Committee may delegate to one or more independent Members the authority to pre-approve non-audit services in satisfaction of the requirement in subsection 2.3(3).

2.

The pre-approval of non-audit services by any Member to whom authority has been delegated pursuant to subsection 2.5(1) must be presented to the Committee at its first scheduled meeting following such pre-approval.

PART 3

3.1	Composition

1.	The Committee shall be composed of a minimum of three Members.

2.	Every Member shall be a director of the issuer.

3.	The majority of Members shall not be employees, Control Persons or officers of the Company.

4.	If practicable, given the composition of the directors of the Company, each audit committee member shall be financially literate.

PART 4

4.1	Authority

Until the replacement of this Charter, the Committee shall have the authority to:

(a)	engage independent counsel and other advisors as it determines necessary to carry out its duties;

(b)	set and pay the compensation for any advisors employed by the Committee;

(c)	communicate directly with the internal and external auditors; and

(d)	recommend the amendment or approval of audited and interim financial statements to the board of directors.

PART 5

5.1	Disclosure in Information Circular

If management of the Company solicits proxies from the security holders of the Company for the purpose of electing directors to the board of directors, the Company shall include in its management information circular the disclosure required by Form 52-110F2 (Disclosure by Venture Issuers).

PART 6

6.1	Meetings

1.	Meetings of the Committee shall be scheduled to take place at regular intervals and, in any event, not less frequently than quarterly.

2.	Opportunities shall be afforded periodically to the external auditor, the internal auditor and to members of senior management to meet separately with the Members.

3.	Minutes shall be kept of all meetings of the Committee.

PART 7

7.1	Currency of this Charter

1.	This charter was last revised and approved by the Board on March 16, 2017.